Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:
Maryellen Thielen	Robert Block
Media Relations	Pat Macellaro
(847) 402-5600	Investor Relations
(847) 402-2800

Allstate Reports Excellent 2013 Return on Equity and Policy Growth

NORTHBROOK, Ill., February 5, 2014 – The Allstate Corporation (NYSE: ALL) today reported financial results for the fourth quarter and full year 2013. The financial highlights were:

The Allstate Corporation Consolidated Highlights
	Three months ended December 31,			Twelve months ended December 31,
($ millions, except per share amounts and ratios)	2013	2012	% Change	2013	2012	% Change
Consolidated revenues	$ 8,792	$ 8,547	2.9	$ 34,507	$ 33,315	3.6

Net income available to common shareholders	810	394	105.6	2,263	2,306	(1.9)
per diluted common share	1.76	0.81	117.3	4.81	4.68	2.8
Operating income*	781	289	170.2	2,670	2,148	24.3
per diluted common share*	1.70	0.59	188.1	5.68	4.36	30.3

Return on common shareholders’ equity
Net Income available to common shareholders				11.0%	11.9%	(0.9)pts
Operating income *				14.5%	12.4%	2.1pts

Book value per common share				45.31	42.39	6.9
Book value per common share, excluding the impact of unrealized net capital gains and losses on fixed income securities*				42.55	37.14	14.6

Property-Liability combined ratio
Recorded	88.7	101.7	(13.0)pts	92.0	95.5	(3.5)pts
Underlying combined ratio* (excludes catastrophes, prior year reserve reestimates, business combination expenses and amortization of purchased intangibles)	87.5	86.7	0.8pts	87.3	87.2	0.1pts

Catastrophe losses	117	1,061	(89.0)	1,251	2,345	(46.7)

Net investment income
Total	1,026	1,033	(0.7)	3,943	4,010	(1.7)
Limited partnerships	202	110	83.6	541	348	55.5

*               Measures used in this release that are not based on accounting principles generally accepted in the United States of America (“non-GAAP”) are defined and reconciled to the most directly comparable GAAP measure in the “Definitions of Non-GAAP Measures” section of this document.

“Successful execution of our customer-focused strategy and proactive risk and return management led to strong results for the fourth quarter and the full year 2013,” said Thomas J. Wilson, chairman, president and chief executive officer of The Allstate Corporation. “We grew insurance policies in force in all three brands where we underwrite risk, reflecting differentiated value propositions, strong marketing, expanded distribution and a smaller decline in Allstate brand homeowners policies. Net income per diluted common share for 2013 increased 2.8% to $4.81 as losses from the pending sale of Lincoln Benefit Life and a substantial charge for debt refinancing were offset by higher operating income and the repurchase of 7.8% of our outstanding common shares. Operating income per diluted common share for the year increased 30% to $5.68 as we achieved our operating priorities, realized higher income from limited partnerships and benefited from lower catastrophes.

“Operating return on equity was a strong 14.5% for the full year. This reflected continued good profitability in auto insurance, success in improving underlying returns in homeowners, low catastrophes and higher income from limited partnership investments. Our share repurchases and common dividends provided $2.20 billion of cash returns to shareholders during 2013, which represents 9.4% of the average market capitalization for the year. We are well positioned in 2014 to aggressively implement our differentiated strategy while delivering strong returns to shareholders,” Wilson said.

Financial Results: Fourth Quarter 2013

•                  Insurance premiums grew in the fourth quarter in all our brands. Allstate Protection net written premium increased 4.7% for the fourth quarter of 2013 compared to the year-ago quarter. Allstate brand policies increased 0.4% from the prior year quarter. Allstate Financial premiums and contract charges grew by 7.8% for the fourth quarter of 2013 over the same period of the prior year, including a 6.3% increase in underwritten products.

•                  Allstate’s fourth quarter 2013 net income available to common shareholders was $810 million, or $1.76 per diluted common share, compared to $394 million, or $0.81 per diluted common share in the fourth quarter of 2012.

•                  Operating income was $781 million, or $1.70 per diluted common share in the fourth quarter of 2013, compared to $289 million or $0.59 per diluted common share in the same period of 2012, which included $1.12 billion in pre-tax catastrophe losses related to Sandy. 2013 included previously announced settlement charges of $103 million, after-tax, related to the level of lump sum pension benefit payments made to retiring employees (“settlement charges”) in the quarter.

•                  The fourth quarter 2013 recorded property-liability combined ratio was 88.7, 13.0 points better than the prior year quarter due to significantly lower catastrophe losses. The underlying combined ratio of 87.5 for the fourth quarter slightly deteriorated by 0.8 points compared with the same period last year, reflecting continued investments in growth and increased incentive payouts to agencies and employees based on strong 2013 results.

•                  In the fourth quarter of 2013, Allstate Financial’s net income declined $47 million to $119 million due to the increase to the estimated loss on the pending sale of Lincoln Benefit Life Company (LBL) and lower realized capital gains, partly offset by growth in operating income. Operating income increased 11.1% to $160 million compared to the same quarter a year ago, benefiting from a strong increase in limited partnership income, higher benefit spread from life insurance products and lower expenses.

•                  Total net investment income was $1.03 billion in the fourth quarter of 2013, and included $202 million from limited partnership interests and $24 million related to prepayment fee income and litigation proceeds.

Financial Results: Full Year 2013

•                  Insurance premiums grew in 2013, reflecting continued positive momentum in serving unique consumer segments with differentiated offerings. Total Allstate Protection net written premium rose 4.2% to $28.16 billion for 2013, while Allstate Financial grew total premiums and contract charges by 5.0%, including a 5.5% increase in underwritten products compared to 2012.

•                 Net income available to common shareholders for 2013 was $2.26 billion, or $4.81 per diluted common share, compared to $2.31 billion, or $4.68 per diluted common share in 2012. Net income for the year includes a number of previously announced unusual after-tax items, including an estimated $521 million loss on the pending disposition of LBL; a $319 million loss on extinguishment of debt; $150 million in settlement charges and a $118 million curtailment gain arising from changes in other postretirement benefit offerings.

•                  Operating income for 2013 was $2.67 billion, or $5.68 per diluted common share, compared to $2.15 billion, or $4.36 per diluted common share in 2012, due in part to lower 2013 catastrophe losses partially offset by the $150 million in after-tax settlement charges.

•                  Allstate’s property-liability business produced a 92.0 combined ratio for 2013, 3.5 points better than 2012. The underlying combined ratio of 87.3 was essentially equal to the prior year and better than the company’s full-year outlook range of 88 to 90. Our 2014 full-year outlook is an underlying combined ratio in the range of 87 to 89, reflecting continued growth across our brands, stable auto margins and the sustainability of homeowners margin improvement.

•                  Allstate Financial’s net income declined to $95 million in 2013 primarily due to the estimated loss on disposition related to the planned LBL sale. Operating income improved 11.2% to $588 million in 2013, driven primarily by decreased crediting rates, higher investment prepayment fee income and litigation proceeds, increased limited partnership income, lower expenses and profitable growth at Allstate Benefits, partially offset by reduced spread-based business in force and lower benefit spread on life insurance.

•                  Net investment income totaled $3.94 billion in 2013, and included $541 million from limited partnership interests and $139 million related to prepayment fee income and litigation proceeds.

Achieved All Five 2013 Operating Priorities

Grow Insurance Premiums.  Total Allstate Protection net written premium growth was driven by growth in all brands.

•                  In the Allstate brand, which serves consumers who prefer local advice from Allstate agencies and a wide range of products, net written premium increased in the fourth quarter by 3.9% compared to the prior year quarter, driven by growth in auto and homeowners average premium and auto policy counts. Allstate brand auto policy growth continued to improve, with policies in force 1.5% higher in the fourth quarter of 2013 than in the same period of 2012, driven by growth in new business and higher retention. Allstate brand homeowner policies were 2.2% lower in the fourth quarter of 2013 versus the same period of 2012, but the rate of decline has continued to diminish from previous quarters. The Allstate brand increased net written premium by 3.0% in 2013 compared to the prior year.

•                  Esurance, serving the self-directed consumer segment, continued to grow rapidly in the fourth quarter of 2013, with a 23.0% increase in net written premium and 26.7% increase in policies from the fourth quarter of 2012. For the full year, Esurance increased net written premium 27.9% compared to 2012.

•                  Encompass, which serves consumers who value local advice and a choice of brand, grew net written premium in the fourth quarter of 2013 by 6.1% compared with the same quarter of 2012, and policies rose 6.5% from the prior year quarter. Encompass grew net written premium by 8.4% in 2013 compared with 2012.

Maintain Auto Profitability.  The auto combined ratio continues to perform within the targeted range of profitability.

•                  Allstate brand auto recorded a fourth quarter 2013 combined ratio of 95.3 and an underlying combined ratio of 95.9, 1.9 points worse than the fourth quarter of 2012. The increase in the underlying combined ratio reflects higher underwriting expenses, primarily from increased incentive payouts, and loss cost inflation which outpaced average premium growth in the quarter. The Allstate brand recorded a 2013 auto combined ratio of 94.5 and an underlying auto combined ratio of 94.4.

•                  Esurance had higher auto losses, resulting in a fourth quarter 2013 auto combined ratio of 116.5 and an underlying auto combined ratio of 111.7. For the full year, Esurance had an auto combined ratio of 117.3 and an underlying combined ratio of 111.5.  The Esurance team continues to adjust pricing and underwriting to ensure growth generates long-term profitability.

•                  Encompass recorded a fourth quarter auto combined ratio of 105.2 and an underlying combined ratio of 110.3, which included the full-year impact of a state facility assessment worth approximately 3.5 points. Encompass 2013 recorded auto combined ratio was 104.0, with an underlying combined ratio of 108.0. The Encompass team is implementing pricing and underwriting changes to ensure it achieves desired returns.

Raise Returns in Homeowners and Annuity Businesses. The company continued its progress toward building a competitive advantage in homeowners and proactively managing its annuity book of business.

•                  Allstate brand homeowners recorded a fourth quarter 2013 combined ratio of 66.6, a 27.3 point improvement from the prior year quarter, driven by lower catastrophes and higher average premium. The Allstate brand homeowners underlying combined ratio was 60.7, a 1.7 point improvement from the fourth quarter of 2012, as rate increases continued to benefit results and slightly higher severity was mostly offset by lower frequency. Allstate brand homeowners returns continued to improve in 2013 with a recorded combined ratio of 77.9 and an underlying combined ratio of 62.7.

•                  Annuity returns improved in 2013 due primarily to higher investment spread, but long-term returns remain challenged by continued low interest rates.

Proactively Manage Investments. Strong results in the current low interest rate environment were driven by limited partnership results.

•                  The portfolio yield in the fourth quarter was 4.8%, higher than both the fourth quarter of 2012 and third quarter of 2013, due primarily to strong limited partnership results. Total return for the fourth quarter was 1.1% with strong equity performance largely offset by lower fixed income returns. The total portfolio yield for the year was 4.6%, comparable to 2012. Total return for the year was 1.8%, primarily driven by low fixed income performance which was enhanced by strong equity returns.

•                  Net investment income from limited partnership interests increased 83.6% in the fourth quarter to $202 million compared with the same quarter in 2012, reflecting both favorable valuations and strong cash distributions. For the full year, limited partnership interests produced investment income of $541 million compared to $348 million in 2012. Higher equity method limited partnership income resulted from favorable equity and real estate valuations which increased the carrying value of the partnerships, while cost method limited partnerships experienced an increase in distributed earnings.

•                  Allstate’s consolidated investment portfolio totaled $81.16 billion at December 31, 2013 compared to $97.28 billion at December 31, 2012. The lower portfolio value reflects $11.98 billion of investments classified as held for sale due to the pending sale of LBL and a $2.85 billion decrease in net unrealized capital gains, primarily driven by an increase in interest rates since year-end 2012.

•                  We proactively reduced our exposure to interest rate risk in the property-liability portfolio over the past several quarters, resulting in decreased sensitivity to rising interest rates. While this strategy protects portfolio valuation, it lowers operating income.

•                  Allstate Financial’s portfolio yield has been less impacted by lower reinvestment rates, as its investment cash flows have largely been used to fund liability outflows.

Reduce Our Cost Structure. Allstate made progress in reducing its underlying cost structure throughout 2013. Employee and retiree benefit programs were restructured to provide more consistent benefits among employees and better align with current market practices. The property-liability expense ratio increased in the quarter when compared to the fourth quarter of the prior year, reflecting continued investments in growth and increased incentive payouts to both agencies and employees based on the full year’s strong results.

Proactive Capital Management

“Allstate’s strong capital position provides the flexibility to offer attractive cash returns to shareholders while taking advantage of growth opportunities,” said Steve Shebik, chief financial officer. “In 2013, we maintained our track record of providing significant cash returns to shareholders by returning $2.20 billion in cash through a combination of share repurchases and dividends. We improved our financial strength by repurchasing outstanding debt and issuing new lower-cost senior debt, hybrid debt and preferred stock. We had $2.56 billion in holding company deployable assets at year-end 2013.”

As of December 31, 2013, $139 million remained under the company’s authorized $2.00 billion share repurchase programs. The company repurchased 8.4 million common shares at a cost of $449 million in the fourth quarter, bringing the total for 2013 to 37.4 million common shares repurchased for $1.84 billion.

Book value per common share at year-end 2013 was $45.31, a 6.9% increase from year-end 2012 and a 4.2% increase from September 30, 2013, as the benefits of higher net income and lower common shares outstanding more than offset the impact of lower unrealized gains.

Statutory surplus at December 31, 2013 was an estimated $18.2 billion for the combined insurance operating companies, an increase of $1.0 billion from December 31, 2012. Property-liability statutory surplus was an estimated $15.2 billion of this total, with Allstate Financial companies accounting for the remainder. During 2013, Allstate Financial companies returned $774 million of capital.

Visit www.allstateinvestors.com to view additional information about Allstate’s results, including a webcast of its quarterly conference call and the presentation discussed on the call. The conference call will be held at 9 a.m. ET on Thursday, February 6.

The Allstate Corporation (NYSE: ALL) is the nation’s largest publicly held personal lines insurer, serving approximately 16 million households through its Allstate, Encompass, Esurance and Answer Financial brand names and Allstate Financial business segment. Allstate branded insurance products (auto, home, life and retirement) and services are offered through Allstate agencies, independent agencies, and Allstate exclusive financial representatives, as well as via www.allstate.com, www.allstate.com/financial and 1-800 Allstate®, and are widely known through the slogan “You’re In Good Hands With Allstate®.”

THE ALLSTATE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

($ in millions, except per share data)	Three months ended December 31,		Twelve months ended December 31,
	2013	2012	2013	2012
	(unaudited)		(unaudited)
Revenues
Property-liability insurance premiums	$7,014	$6,744	$27,618	$26,737
Life and annuity premiums and contract charges	610	566	2,352	2,241
Net investment income	1,026	1,033	3,943	4,010
Realized capital gains and losses:
Total other-than-temporary impairment losses	(29)	(44)	(207)	(239)
Portion of loss recognized in other comprehensive income	(1)	(10)	(8)	6
Net other-than-temporary impairment losses recognized in earnings	(30)	(54)	(215)	(233)
Sales and other realized capital gains and losses	172	258	809	560
Total realized capital gains and losses	142	204	594	327
	8,792	8,547	34,507	33,315

Costs and expenses
Property-liability insurance claims and claims expense	4,283	5,042	17,911	18,484
Life and annuity contract benefits	490	464	1,917	1,818
Interest credited to contractholder funds	305	357	1,278	1,316
Amortization of deferred policy acquisition costs	1,069	947	4,002	3,884
Operating costs and expenses	1,258	1,095	4,387	4,118
Restructuring and related charges	11	9	70	34
Loss on extinguishment of debt	2	--	491	--
Interest expense	87	92	367	373
	7,505	8,006	30,423	30,027
(Loss) gain on disposition of operations	(44)	3	(688)	18

Income from operations before income tax expense	1,243	544	3,396	3,306

Income tax expense	422	150	1,116	1,000

Net income	821	394	2,280	2,306

Preferred stock dividends	11	--	17	--

Net income available to common shareholders	$810	$394	$2,263	$2,306

Earnings per common share:

Net income available to common shareholders per common share – Basic	$1.79	$0.82	$4.87	$4.71

Weighted average common shares – Basic	452.8	482.2	464.4	489.4

Net income available to common shareholders per common share – Diluted	$1.76	$0.81	$4.81	$4.68

Weighted average common shares – Diluted	459.6	487.0	470.3	493.0

Cash dividends declared per common share	$0.25	$0.22	$1.00	$0.88

THE ALLSTATE CORPORATION

SEGMENT RESULTS

($ in millions, except ratios)	Three months ended		Twelve months ended
	December 31,		December 31,
	2013	2012	2013	2012
Property-Liability
Premiums written	$6,950	$6,637	$28,164	$27,027
Premiums earned	$7,014	$6,744	$27,618	$26,737
Claims and claims expense	(4,283)	(5,042)	(17,911)	(18,484)
Amortization of deferred policy acquisition costs	(984)	(870)	(3,674)	(3,483)
Operating costs and expenses	(942)	(939)	(3,752)	(3,536)
Restructuring and related charges	(11)	(9)	(63)	(34)
Underwriting income (loss)*	794	(116)	2,218	1,200
Net investment income	382	362	1,375	1,326
Periodic settlements and accruals on non-hedge derivative instruments	(2)	(2)	(7)	(6)
Business combination expenses and the amortization of purchased intangible assets	23	25	85	124
Income tax expense on operations	(404)	(69)	(1,204)	(819)
Operating income	793	200	2,467	1,825
Realized capital gains and losses, after-tax	86	96	339	221
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	1	--	4	3
Business combination expenses and the amortization of purchased intangible assets, after-tax	(15)	(16)	(55)	(81)
Loss on disposition of operations, after-tax	--	--	(1)	--
Net income available to common shareholders	$865	$280	$2,754	$1,968
Catastrophe losses	$117	$1,061	$1,251	$2,345
Operating ratios:
Claims and claims expense ratio	61.1	74.8	64.9	69.1
Expense ratio	27.6	26.9	27.1	26.4
Combined ratio	88.7	101.7	92.0	95.5
Effect of catastrophe losses on combined ratio	1.7	15.7	4.5	8.8
Effect of prior year reserve reestimates on combined ratio	(0.9)	(2.3)	(0.4)	(2.5)
Effect of catastrophe losses included in prior year reserve reestimates on combined ratio	(0.1)	(1.2)	(0.3)	(1.5)
Effect of business combination expenses and the amortization of purchased intangible assets on combined ratio	0.3	0.4	0.3	0.5
Effect of Discontinued Lines and Coverages on combined ratio	--	--	0.5	0.2
Allstate Financial
Premiums and contract charges	$610	$566	$2,352	$2,241
Net investment income	637	665	2,538	2,647
Periodic settlements and accruals on non-hedge derivative instruments	--	10	17	55
Contract benefits	(490)	(464)	(1,917)	(1,818)
Interest credited to contractholder funds	(301)	(347)	(1,254)	(1,434)
Amortization of deferred policy acquisition costs	(80)	(71)	(330)	(350)
Operating costs and expenses	(145)	(152)	(565)	(576)
Restructuring and related charges	--	--	(7)	--
Income tax expense on operations	(71)	(63)	(246)	(236)
Operating income	160	144	588	529
Realized capital gains and losses, after-tax	9	37	46	(8)
Valuation changes on embedded derivatives that are not hedged, after-tax	(3)	(6)	(16)	82
DAC and DSI amortization relating to realized capital gains and losses and valuation changes on embedded derivatives that are not hedged, after-tax	(3)	(4)	(5)	(42)
DAC and DSI unlocking relating to realized capital gains and losses, after-tax	--	--	7	4
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	--	(7)	(11)	(36)
(Loss) gain on disposition of operations, after-tax	(44)	2	(514)	12
Net income available to common shareholders	$119	$166	$95	$541
Corporate and Other
Net investment income	$7	$6	$30	$37
Operating costs and expenses	(258)	(96)	(618)	(379)
Income tax benefit on operations	90	35	220	136
Preferred stock dividends	(11)	--	(17)	--
Operating loss	(172)	(55)	(385)	(206)
Realized capital gains and losses, after-tax	(1)	3	--	3
Loss on extinguishment of debt, after-tax	(1)	--	(319)	--
Postretirement benefits curtailment gain, after-tax	--	--	118	--
Net loss available to common shareholders	$(174)	$(52)	$(586)	$(203)
Consolidated net income available to common shareholders	$810	$394	$2,263	$2,306

THE ALLSTATE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

($ in millions, except par value data)	December 31,	December 31,
	2013	2012
Assets	(unaudited)
Investments:
Fixed income securities, at fair value (amortized cost $59,008 and $71,915)	$60,910	$77,017
Equity securities, at fair value (cost $4,473 and $3,577)	5,097	4,037
Mortgage loans	4,721	6,570
Limited partnership interests	4,967	4,922
Short-term, at fair value (amortized cost $2,393 and $2,336)	2,393	2,336
Other	3,067	2,396
Total investments	81,155	97,278
Cash	675	806
Premium installment receivables, net	5,237	5,051
Deferred policy acquisition costs	3,372	3,621
Reinsurance recoverables, net	7,621	8,767
Accrued investment income	624	781
Property and equipment, net	1,024	989
Goodwill	1,243	1,240
Other assets	1,937	1,804
Separate Accounts	5,039	6,610
Assets held for sale	15,593	--
Total assets	$123,520	$126,947
Liabilities
Reserve for property-liability insurance claims and claims expense	$21,857	$21,288
Reserve for life-contingent contract benefits	12,386	14,895
Contractholder funds	24,304	39,319
Unearned premiums	10,932	10,375
Claim payments outstanding	631	797
Deferred income taxes	635	597
Other liabilities and accrued expenses	5,156	6,429
Long-term debt	6,201	6,057
Separate Accounts	5,039	6,610
Liabilities held for sale	14,899	--
Total liabilities	102,040	106,367
Equity
Preferred stock and additional capital paid-in, $1 par value, 32.3 thousand shares issued and outstanding as of December 31, 2013 and none issued and outstanding as of December 31, 2012, $807.5 aggregate liquidation preference	780	--
Common stock, $.01 par value, 900 million issued, 449 million and 479 million shares outstanding	9	9
Additional capital paid-in	3,143	3,162
Retained income	35,580	33,783
Deferred ESOP expense	(31)	(41)
Treasury stock, at cost (451 million and 421 million shares)	(19,047)	(17,508)
Accumulated other comprehensive income:
Unrealized net capital gains and losses:
Unrealized net capital gains and losses on fixed income securities with OTTI	50	(11)
Other unrealized net capital gains and losses	1,698	3,614
Unrealized adjustment to DAC, DSI and insurance reserves	(102)	(769)
Total unrealized net capital gains and losses	1,646	2,834
Unrealized foreign currency translation adjustments	38	70
Unrecognized pension and other postretirement benefit cost	(638)	(1,729)
Total accumulated other comprehensive income	1,046	1,175
Total shareholders’ equity	21,480	20,580
Total liabilities and shareholders’ equity	$123,520	$126,947

THE ALLSTATE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

($ in millions)	Twelve months ended December 31,
	2013	2012
Cash flows from operating activities	(unaudited)
Net income	$2,280	$2,306
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and other non-cash items	368	388
Realized capital gains and losses	(594)	(327)
Loss on extinguishment of debt	491	--
Loss (gain) on disposition of operations	688	(18)
Interest credited to contractholder funds	1,278	1,316
Changes in:
Policy benefits and other insurance reserves	(55)	214
Unearned premiums	602	306
Deferred policy acquisition costs	(268)	(18)
Premium installment receivables, net	(205)	(125)
Reinsurance recoverables, net	(729)	(1,560)
Income taxes	573	698
Other operating assets and liabilities	(187)	(126)
Net cash provided by operating activities	4,242	3,054
Cash flows from investing activities
Proceeds from sales
Fixed income securities	21,243	18,872
Equity securities	3,173	1,495
Limited partnership interests	1,045	1,398
Mortgage loans	24	14
Other investments	151	148
Investment collections
Fixed income securities	5,908	5,417
Mortgage loans	1,020	1,064
Other investments	275	128
Investment purchases
Fixed income securities	(24,087)	(22,658)
Equity securities	(3,677)	(671)
Limited partnership interests	(1,312)	(1,524)
Mortgage loans	(538)	(525)
Other investments	(1,084)	(665)
Change in short-term investments, net	(427)	(698)
Change in other investments, net	97	58
Purchases of property and equipment, net	(207)	(285)
(Acquisition) disposition of operations, net of cash acquired	(24)	13
Net cash provided by investing activities	1,580	1,581
Cash flows from financing activities
Proceeds from issuance of long-term debt	2,271	493
Repayment of long-term debt	(2,627)	(352)
Proceeds from issuance of preferred stock	781	--
Contractholder fund deposits	2,174	2,158
Contractholder fund withdrawals	(6,556)	(5,519)
Dividends paid on common stock	(352)	(534)
Dividends paid on preferred stock	(6)	--
Treasury stock purchases	(1,834)	(913)
Shares reissued under equity incentive plans, net	170	85
Excess tax benefits on share-based payment arrangements	38	10
Other	(12)	(33)
Net cash used in financing activities	(5,953)	(4,605)
Net (decrease) increase in cash	(131)	30
Cash at beginning of period	806	776
Cash at end of period	$675	$806

Definitions of Non-GAAP Measures

We believe that investors’ understanding of Allstate’s performance is enhanced by our disclosure of the following non-GAAP measures. Our methods for calculating these measures may differ from those used by other companies and therefore comparability may be limited.

Operating income is net income available to common shareholders, excluding:

•       realized capital gains and losses, after-tax, except for periodic settlements and accruals on non-hedge derivative instruments, which are reported with realized capital gains and losses but included in operating income,

•       valuation changes on embedded derivatives that are not hedged, after-tax,

•       amortization of DAC and deferred sales inducements (DSI), to the extent they resulted from the recognition of certain realized capital gains and losses or valuation changes on embedded derivatives that are not hedged, after-tax,

•       business combination expenses and the amortization of purchased intangible assets, after-tax,

•       gain (loss) on disposition of operations, after-tax, and

•       adjustments for other significant non-recurring, infrequent or unusual items, when (a) the nature of the charge or gain is such that it is reasonably unlikely to recur within two years, or (b) there has been no similar charge or gain within the prior two years.

Net income available to common shareholders is the GAAP measure that is most directly comparable to operating income.

We use operating income as an important measure to evaluate our results of operations. We believe that the measure provides investors with a valuable measure of the company’s ongoing performance because it reveals trends in our insurance and financial services business that may be obscured by the net effect of realized capital gains and losses, valuation changes on embedded derivatives that are not hedged, business combination expenses and the amortization of purchased intangible assets, gain (loss) on disposition of operations and adjustments for other significant non-recurring, infrequent or unusual items. Realized capital gains and losses, valuation changes on embedded derivatives that are not hedged and gain (loss) on disposition of operations may vary significantly between periods and are generally driven by business decisions and external economic developments such as capital market conditions, the timing of which is unrelated to the insurance underwriting process. Consistent with our intent to protect results or earn additional income, operating income includes periodic settlements and accruals on certain derivative instruments that are reported in realized capital gains and losses because they do not qualify for hedge accounting or are not designated as hedges for accounting purposes. These instruments are used for economic hedges and to replicate fixed income securities, and by including them in operating income, we are appropriately reflecting their trends in our performance and in a manner consistent with the economically hedged investments, product attributes (e.g. net investment income and interest credited to contractholder funds) or replicated investments. Business combination expenses are excluded because they are non-recurring in nature and the amortization of purchased intangible assets is excluded because it relates to the acquisition purchase price and is not indicative of our underlying insurance business results or trends. Non-recurring items are excluded because, by their nature, they are not indicative of our business or economic trends. Accordingly, operating income excludes the effect of items that tend to be highly variable from period to period and highlights the results from ongoing operations and the underlying profitability of our business. A byproduct of excluding these items to determine operating income is the transparency and understanding of their significance to net income variability and profitability while recognizing these or similar items may recur in subsequent periods. Operating income is used by management along with the other components of net income available to common shareholders to assess our performance. We use adjusted measures of operating income and operating income per diluted common share in incentive compensation. Therefore, we believe it is useful for investors to evaluate net income available to common shareholders, operating income and their components separately and in the aggregate when reviewing and evaluating our performance. We note that investors, financial analysts, financial and business media organizations and rating agencies utilize operating income results in their evaluation of our and our industry’s financial performance and in their investment decisions, recommendations and communications as it represents a reliable, representative and consistent measurement of the industry and the company and management’s performance. We note that the price to earnings multiple commonly used by insurance investors as a forward-looking valuation technique uses operating income as the denominator. Operating income should not be considered a substitute for net income available to common shareholders and does not reflect the overall profitability of our business.

The following tables reconcile operating income and net income available to common shareholders.

($ in millions, except per share data)	For the three months ended December 31,
							Per diluted
	Property-Liability		Allstate Financial		Consolidated		common share
	2013	2012	2013	2012	2013	2012	2013	2012

Operating income	$793	$200	$160	$144	$781	$289	$1.70	$0.59
Realized capital gains and losses	128	143	14	56	142	204
Income tax expense	(42)	(47)	(5)	(19)	(48)	(68)
Realized capital gains and losses, after-tax	86	96	9	37	94	136	0.21	0.28
Valuation changes on embedded derivatives that are not hedged, after-tax	--	--	(3)	(6)	(3)	(6)	(0.01)	(0.01)
DAC and DSI amortization relating to realized capital gains and losses and valuation changes on embedded derivatives that are not hedged, after-tax	--	--	(3)	(4)	(3)	(4)	(0.01)	(0.01)
DAC and DSI unlocking relating to realized capital gains and losses, after-tax	--	--	--	--	--	--	--	--
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	1	--	--	(7)	1	(7)	--	(0.01)
Business combination expenses and the amortization of purchased intangible assets, after-tax	(15)	(16)	--	--	(15)	(16)	(0.03)	(0.03)
(Loss) gain on disposition of operations, after-tax	--	--	(44)	2	(44)	2	(0.10)	--
Loss on extinguishment of debt, after-tax	--	--	--	--	(1)	--	--	--
Net income available to common shareholders	$865	$280	$119	$166	$810	$394	$1.76	$0.81

	For the twelve months ended December 31,
							Per diluted
	Property-Liability		Allstate Financial		Consolidated		common share
	2013	2012	2013	2012	2013	2012	2013	2012
Operating income	$2,467	$1,825	$588	$529	$2,670	$2,148	$5.68	$4.36
Realized capital gains and losses	519	335	74	(13)	594	327
Income tax (expense) benefit	(180)	(114)	(28)	5	(209)	(111)
Realized capital gains and losses, after-tax	339	221	46	(8)	385	216	0.82	0.44
Valuation changes on embedded derivatives that are not hedged, after-tax	--	--	(16)	82	(16)	82	(0.03)	0.17
DAC and DSI amortization relating to realized capital gains and losses and valuation changes on embedded derivatives that are not hedged, after-tax	--	--	(5)	(42)	(5)	(42)	(0.01)	(0.09)
DAC and DSI unlocking relating to realized capital gains and losses, after-tax	--	--	7	4	7	4	0.01	0.01
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	4	3	(11)	(36)	(7)	(33)	(0.01)	(0.07)
Business combination expenses and the amortization of purchased intangible assets, after-tax	(55)	(81)	--	--	(55)	(81)	(0.12)	(0.16)
(Loss) gain on disposition of operations, after-tax	(1)	--	(514)	12	(515)	12	(1.10)	0.02
Loss on extinguishment of debt, after-tax	--	--	--	--	(319)	--	(0.68)	--
Postretirement benefits curtailment gain, after-tax	--	--	--	--	118	--	0.25	--
Net income available to common shareholders	$2,754	$1,968	$95	$541	$2,263	$2,306	$4.81	$4.68

Operating income return on common shareholders’ equity is a ratio that uses a non-GAAP measure. It is calculated by dividing the rolling 12-month operating income by the average of common shareholders’ equity at the beginning and at the end of the 12-months, after excluding the effect of unrealized net capital gains and losses. Return on common shareholders’ equity is the most directly comparable GAAP measure. We use operating income as the numerator for the same reasons we use operating income, as discussed above. We use average common shareholders’ equity excluding the effect of unrealized net capital gains and losses for the denominator as a representation of common shareholders’ equity primarily attributable to the company’s earned and realized business operations because it eliminates the effect of items that are unrealized and vary significantly between periods due to external economic developments such as capital market conditions like changes in equity prices and interest rates, the amount and timing of which are unrelated to the insurance underwriting process. We use it to supplement our evaluation of net income available to common shareholders and return on common shareholders’ equity because it excludes the effect of items that tend to be highly variable from period to period. We believe that this measure is useful to investors and that it provides a valuable tool for investors when considered along with net income return on common shareholders’ equity because it eliminates the after-tax effects of realized and unrealized net capital gains and losses that can fluctuate significantly from period to period and that are driven by economic developments, the magnitude and timing of which are generally not influenced by management. In addition, it eliminates non-recurring items that are not indicative of our ongoing business or economic trends. A byproduct of excluding the items noted above to determine operating income return on common shareholders’ equity from return on common shareholders’ equity is the transparency and understanding of their significance to return on common shareholders’ equity variability and profitability while recognizing these or similar items may recur in subsequent periods. Therefore, we believe it is useful for investors to have operating income return on common shareholders’ equity and return on common shareholders’ equity when evaluating our performance. We note that investors, financial analysts, financial and business media organizations and rating agencies utilize operating income return on common shareholders’ equity results in their evaluation of our and our industry’s financial performance and in their investment decisions, recommendations and communications as it represents a reliable, representative and consistent measurement of the industry and the company and management’s utilization of capital. Operating income return on common shareholders’ equity should not be considered a substitute for return on common shareholders’ equity and does not reflect the overall profitability of our business.

The following tables reconcile return on common shareholders’ equity and operating income return on common shareholders’ equity.

($ in millions)	For the twelve months ended December 31,
	2013	2012

Return on common shareholders’ equity

Numerator:

Net income available to common shareholders	$2,263	$2,306

Denominator:

Beginning common shareholders’ equity	$20,580	$18,298

Ending common shareholders’ equity (1)	20,700	20,580

Average common shareholders’ equity	$20,640	$19,439

Return on common shareholders’ equity	11.0%	11.9%

	For the twelve months ended December 31,
	2013	2012
Operating income return on common shareholders’ equity

Numerator:

Operating income	$2,670	$2,148

Denominator:

Beginning common shareholders’ equity	$20,580	$18,298

Unrealized net capital gains and losses	2,834	1,400

Adjusted beginning common shareholders’ equity	17,746	16,898

Ending common shareholders’ equity	20,700	20,580

Unrealized net capital gains and losses	1,646	2,834

Adjusted ending common shareholders’ equity	19,054	17,746

Average adjusted common shareholders’ equity	$18,400	$17,322

Operating income return on common shareholders’ equity	14.5%	12.4%
_____________
(1) Excludes $780 million of equity related to preferred stock.

The following tables reconcile Allstate Financial segment return on attributed equity and operating income return on attributed equity, including a reconciliation of Allstate Financial segment attributed equity to The Allstate Corporation common shareholders’ equity.

($ in millions)	For the twelve months ended December 31,
	2013	2012
Allstate Financial segment return on attributed equity
Numerator:
Net income available to common shareholders	$95	$541

Denominator:
Beginning attributed equity (1)	$8,446	$7,230
Ending attributed equity	7,273	8,446

Average attributed equity	$7,860	$7,838

Return on attributed equity	1.2%	6.9%

	For the twelve months ended December 31,
	2013	2012
Allstate Financial segment operating income return on attributed equity
Numerator:
Operating income	$588	$529

Denominator:
Beginning attributed equity	$8,446	$7,230
Unrealized net capital gains and losses	1,678	842
Adjusted beginning attributed equity	6,768	6,388

Ending attributed equity	7,273	8,446
Unrealized net capital gains and losses	946	1,678
Adjusted ending attributed equity	6,327	6,768
Average adjusted attributed equity	$6,548	$6,578
Operating income return on attributed equity	9.0%	8.0%

Reconciliation of beginning and ending Allstate Financial segment attributed equity and The Allstate Corporation beginning and ending common shareholders’ equity	For the twelve months ended December 31,
	2013	2012
Beginning Allstate Financial segment attributed equity	$8,446	$7,230
Beginning all other equity	12,134	11,068
Beginning Allstate Corporation common shareholders’ equity	$20,580	$18,298

Ending Allstate Financial segment attributed equity	$7,273	$8,446
Ending all other equity	13,427	12,134
Ending Allstate Corporation common shareholders’ equity	$20,700	$20,580
_____________
(1) Allstate Financial attributed equity is the sum of equity for Allstate Life Insurance Company and the applicable equity for American Heritage Life Investment Corporation.

Underwriting income is calculated as premiums earned, less claims and claims expense (“losses”), amortization of DAC, operating costs and expenses and restructuring and related charges as determined using GAAP. Management uses this measure in its evaluation of the results of operations to analyze the profitability of our Property-Liability insurance operations separately from investment results. It is also an integral component of incentive compensation. It is useful for investors to evaluate the components of income separately and in the aggregate when reviewing performance. Net income available to common shareholders is the most directly comparable GAAP measure. Underwriting income should not be considered a substitute for net income available to common shareholders and does not reflect the overall profitability of our business. A reconciliation of Property-Liability underwriting income to net income available to common shareholders is provided in the “Segment Results” page.

Combined ratio excluding the effect of catastrophes, prior year reserve reestimates, business combination expenses and the amortization of purchased intangible assets (“underlying combined ratio”) is a non-GAAP ratio, which is computed as the difference between four GAAP operating ratios: the combined ratio, the effect of catastrophes on the combined ratio, the effect of prior year non-catastrophe reserve reestimates on the combined ratio, the effect of business combination expenses and the amortization of purchased intangible assets on the combined ratio. We believe that this ratio is useful to investors and it is used by management to reveal the trends in our Property-Liability business that may be obscured by catastrophe losses, prior year reserve reestimates, business combination expenses and the amortization of purchased intangible assets. Catastrophe losses cause our loss trends to vary significantly between periods as a result of their incidence of occurrence and magnitude, and can have a significant impact on the combined ratio. Prior year reserve reestimates are caused by unexpected loss development on historical reserves. Business combination expenses and the amortization of purchased intangible assets primarily relate to the acquisition purchase price and are not indicative of our underlying insurance business results or trends. We believe it is useful for investors to evaluate these components separately and in the aggregate when reviewing our underwriting performance. We also provide it to facilitate a comparison to our outlook on the underlying combined ratio. The most directly comparable GAAP measure is the combined ratio. The underlying combined ratio should not be considered a substitute for the combined ratio and does not reflect the overall underwriting profitability of our business.

The following table reconciles the Property-Liability underlying combined ratio to the Property-Liability combined ratio.

	Three months ended December 31,		Twelve months ended December 31,
	2013	2012	2013	2012
Combined ratio excluding the effect of catastrophes, prior year reserve reestimates, business combination expenses and the amortization of purchased intangible assets (“underlying combined ratio”)	87.5	86.7	87.3	87.2
Effect of catastrophe losses	1.7	15.7	4.5	8.8
Effect of prior year non-catastrophe reserve reestimates	(0.8)	(1.1)	(0.1)	(1.0)
Effect of business combination expenses and the amortization of purchased intangible assets	0.3	0.4	0.3	0.5
Combined ratio	88.7	101.7	92.0	95.5

Effect of prior year catastrophe reserve reestimates	(0.1)	(1.2)	(0.3)	(1.5)

Underwriting margin is calculated as 100% minus the combined ratio.

In this news release, we provide our outlook range on the Property-Liability 2014 underlying combined ratio. A reconciliation of this measure to the combined ratio is not possible on a forward-looking basis because it is not possible to provide a reliable forecast of catastrophes. Future prior year reserve reestimates are expected to be zero because reserves are determined based on our best estimate of ultimate loss reserves as of the reporting date.

The following table reconciles the Allstate brand auto underlying combined ratio to the Allstate brand auto combined ratio.

	Three months ended December 31,		Twelve months ended December 31,
	2013	2012	2013	2012
Underlying combined ratio	95.9	94.0	94.4	93.8

Effect of catastrophe losses	--	8.9	1.0	3.8
Effect of prior year non-catastrophe reserve reestimates	(0.6)	(1.8)	(0.9)	(1.9)
Combined ratio	95.3	101.1	94.5	95.7

Effect of prior year catastrophe reserve reestimates	(0.3)	(0.1)	(0.3)	(0.2)

The following table reconciles the Allstate brand homeowners underlying combined ratio to the Allstate brand homeowners combined ratio.

	Three months ended December 31,		Twelve months ended December 31,
	2013	2012	2013	2012
Underlying combined ratio	60.7	62.4	62.7	65.1
Effect of catastrophe losses	7.1	32.0	15.6	23.2
Effect of prior year non-catastrophe reserve reestimates	(1.2)	(0.5)	(0.4)	(0.3)
Combined ratio	66.6	93.9	77.9	88.0

Effect of prior year catastrophe reserve reestimates	0.9	(4.5)	0.4	(4.9)

The following table reconciles the Encompass brand auto underlying combined ratio to the Encompass brand auto combined ratio.

	Three months ended December 31,		Twelve months ended December 31,
	2013	2012	2013	2012
Underlying combined ratio	110.3	112.4	108.0	108.0
Effect of catastrophe losses	(0.6)	9.8	0.3	3.6
Effect of prior year non-catastrophe reserve reestimates	(4.5)	(15.0)	(4.3)	(3.9)
Combined ratio	105.2	107.2	104.0	107.7

Effect of prior year catastrophe reserve reestimates	--	--	(0.5)	--

The following table reconciles the Esurance brand auto underlying combined ratio to the Esurance brand auto combined ratio.

	Three months ended December 31,		Twelve months ended December 31,
	2013	2012	2013	2012
Underlying combined ratio	111.7	107.9	111.5	108.2
Effect of catastrophe losses	0.3	2.3	0.9	1.6
Effect of business combination expenses and the amortization of purchased intangible assets	4.5	7.2	4.9	10.1
Combined ratio	116.5	117.4	117.3	119.9

The following table reconciles the Allstate Protection auto underlying combined ratio to the Allstate Protection auto combined ratio.

	Three months ended December 31,		Twelve months ended December 31,
	2013	2012	2013	2012
Underlying combined ratio	97.8	95.9	96.3	95.6
Effect of catastrophe losses	--	8.6	0.9	3.7
Effect of prior year non-catastrophe reserve reestimates	(0.6)	(2.2)	(0.8)	(1.9)
Combined ratio	97.2	102.3	96.4	97.4

Effect of prior year catastrophe reserve reestimates	(0.3)	--	(0.5)	(0.1)

The following table reconciles the Allstate Protection homeowners underlying combined ratio to the Allstate Protection homeowners combined ratio.

	Three months ended December 31,		Twelve months ended December 31,
	2013	2012	2013	2012
Underlying combined ratio	61.6	63.1	63.5	65.8
Effect of catastrophe losses	6.8	34.8	15.4	23.5
Effect of prior year non-catastrophe reserve reestimates	(1.3)	(0.3)	(0.4)	(0.2)
Combined ratio	67.1	97.6	78.5	89.1

Effect of prior year catastrophe reserve reestimates	0.7	(4.3)	0.3	(4.9)

Book value per common share, excluding the impact of unrealized net capital gains and losses on fixed income securities, is a ratio that uses a non-GAAP measure. It is calculated by dividing common shareholders’ equity after excluding the impact of unrealized net capital gains and losses on fixed income securities and related DAC, DSI and life insurance reserves by total common shares outstanding plus dilutive potential common shares outstanding. We use the trend in book value per common share, excluding the impact of unrealized net capital gains and losses on fixed income securities, in conjunction with book value per common share to identify and analyze the change in net worth attributable to management efforts between periods. We believe the non-GAAP ratio is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period and are generally driven by economic developments, primarily capital market conditions, the magnitude and timing of which are generally not influenced by management, and we believe it enhances understanding and comparability of performance by highlighting underlying business activity and profitability drivers. We note that book value per common share, excluding the impact of unrealized net capital gains and losses on fixed income securities, is a measure commonly used by insurance investors as a valuation technique. Book value per common share is the most directly comparable GAAP measure. Book value per common share, excluding the impact of unrealized net capital gains and losses on fixed income securities, should not be considered a substitute for book value per common share, and does not reflect the recorded net worth of our business. The following table shows the reconciliation.

($ in millions, except per share data)	As of December 31,
	2013	2012
Book value per common share
Numerator:
Common shareholders’ equity	$20,700	$20,580
Denominator:
Common shares outstanding and dilutive potential common shares outstanding	456.9	485.5
Book value per common share	$45.31	$42.39

Book value per common share, excluding the impact of unrealized net capital gains and losses on fixed income securities
Numerator:
Common shareholders’ equity	$20,700	$20,580
Unrealized net capital gains and losses on fixed income securities	1,258	2,549
Adjusted common shareholders’ equity	$19,442	$18,031
Denominator:
Common shares outstanding and dilutive potential common shares outstanding	456.9	485.5
Book value per common share, excluding the impact of unrealized net capital gains and losses on fixed income securities	$42.55	$37.14

Forward-Looking Statements and Risk Factors

This news release contains forward-looking statements about our outlook for the Property-Liability combined ratio excluding the effect of catastrophes, prior year reserve reestimates, business combination expenses, and the amortization of purchased intangible assets for 2014, and our investment portfolio. These statements are subject to the Private Securities Litigation Reform Act of 1995 and are based on management’s estimates, assumptions and projections. Actual results may differ materially from those projected based on the risk factors described below.

•                   Premiums written and premiums earned, the denominator of the underlying combined ratio, may be materially less than projected. Policyholder attrition may be greater than anticipated resulting in a lower amount of insurance in force.

•                   Unanticipated increases in the severity or frequency of auto insurance claims may adversely affect our underwriting results. Changes in the severity or frequency of claims may affect the profitability of our Allstate Protection segment. Changes in bodily injury claim severity are driven primarily by inflation in the medical sector of the economy and litigation. Changes in auto physical damage claim severity are driven primarily by inflation in auto repair costs, auto parts prices and used car prices. The short-term level of claim frequency we experience may vary from period to period and may not be sustainable over the longer term. A decline in gas prices, increase in miles driven, and higher unemployment are examples of factors leading to a short-term frequency change. A significant long-term increase in claim frequency could have an adverse effect on our underwriting results.

•      The actions we have taken to reduce the sensitivity of our investment portfolio to a rise in interest rates may not be effective.

We undertake no obligation to publicly correct or update any forward-looking statements. This news release contains unaudited financial information.

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